Exhibit 10.1
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (this “Agreement”) is made and entered into effective as of October 4, 2010 (the “Effective Date”) by and between T-3 Energy Services, Inc. (the “Company” or the “Employer”) a Delaware corporation, currently located at 7135 Ardmore, Houston, Texas 77054, and Keith A. Klopfenstein (the “Employee”). The Company and the Employee are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, the Company recognizes that the Employee’s contribution to the Company’s growth and success has been and continues to be significant;
     WHEREAS, the Company desires to encourage the Employee to remain with and devote full time and attention to the business affairs of the Company and desires to provide income protection to the Employee for a period of time in the event of a Change of Control; and
     WHEREAS, the Parties desire to memorialize their agreement with respect thereto in the manner set forth herein;
     NOW, THEREFORE, in consideration of the Employee’s past and future services to the Company and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.	Definitions

a.	“Base Salary” shall mean the Employee’s regular annualized base salary in gross as of the date of the Employee’s Termination of Employment.

b.	“Cause” shall mean:
(i)	Employee’s conviction of, or plea of no lo contendere to, a felony punishable by imprisonment;

(ii)	Employee’s commission of an act of fraud with respect to the business and affairs of the Employer;

(iii)	Employee’s willful failure to perform his duties;

(iv)	Gross negligence, theft of Employer property, material violation by Employee of any duty of loyalty to Employer, or any other willful material misconduct on the part of Employee which results in or could cause a material financial loss by Employer;

(v)	Material violation of any written employee policy promulgated by the Company or its affiliate and applicable to Employee, as in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, supplier or vendor; or

(vi)	Material breach by Employee of any confidentiality agreement between Employee and the Employer.
c.	“Change of Control” shall mean the closing of a transaction or series of transactions in which either:
(i)	More than fifty percent (50%) of the voting power of the Company or,

(ii)	All or substantially all of the assets of the Company are transferred to a party that was not a significant stockholder, member, or partner in the Company or any of its subsidiaries, ventures or affiliates prior to such transaction or series of transactions.
d.	“Change of Control Date” shall mean the date immediately prior to the effectiveness of the Change of Control.

e.	“Employer” means the Company and any successor to the Company in a Change of Control.

f.	“Good Reason” shall mean the occurrence of any of the following (i) Employee experiences a material diminution in job responsibility, authority or duties; (ii) material diminution in base compensation; (iii) material change in the geographic location at which Employee must perform his services whereby the Employee’s commute from his primary residence to the primary office of the Company increases by more than fifty (50) miles one way prior to the Change of Control; or (iv) the failure of any successor in a Change of Control to assume this Agreement; provided, however, that Employee within ninety (90) days of the occurrence of such event must notify the Employer of such occurrence, and if within thirty (30) days following receipt of such notice the Employer has failed to remedy the condition, Employee must then resign and his resignation shall be deemed a termination for Good Reason.

g.	“Target Bonus” shall mean the higher of: (i) the Employee’s target annual incentive bonus for the calendar year in which the Change of Control occurs; or (ii) the actual incentive bonus received by Employee for the calendar year that preceded the year in which the Change of Control occurs.

h.	“Termination of Employment” shall mean the Employee’s “separation from service” with the Employer within the meaning of Treasury Regulation 1.409A-1(h). In the event Employee’s employment with the Company is terminated in connection with a Change of Control but the successor to the Company in the Change of Control offers employment to the Employee that would not entitle the Employee to resign for Good Reason, such termination of employment with the Company will not constitute a Termination of Employment.
2.	Term of Agreement.
          This Agreement shall commence on the Effective Date and shall continue in effect until the earlier of (i) Employee’s separation of service other than within twelve (12) months of a Change of Control; (ii) such time as Employee experiences a material diminution in job responsibilities, authority or duties other than within twelve (12) months of a Change of Control; (iii) the Company’s satisfaction of all of its obligations under this Agreement; (iv) the execution of a written agreement between the Company and Employee terminating this Agreement; or (v) the first day of the thirteenth (13th) month following a Change of Control provided that a Termination of Employment described in Section 4 did not occur during the preceding twelve (12) months.
3.	Employment At-Will.
          The Company and Employee acknowledge that Employee’s employment with the Employer is not for any specified term and may be terminated by the Employee or by the Employer at any time, for any reason, with or without cause, without any liability, except with respect to the payments provided hereunder or as required by law or any other contract or employee benefit plan. Nothing in this Agreement shall be deemed to constitute a contract for employment.
4.	Severance Benefits.
          If at any time within twelve (12) months following a Change of Control, the Employee incurs a Termination of Employment by the Employer without Cause, or by the Employee for Good Reason, then, provided that Employee satisfies the provisions of Section 4.e herein, Employee shall be entitled to the following benefits:
a.	Cash Payment. The Employee shall be paid a cash severance payment equal to the sum of:
(i)	one (1) times the Employee’s Base Salary as of the Termination of Employment; plus

(ii)	one (1) times the Employee’s Target Bonus as of the Termination of Employment; and
b.	Accelerated Vesting. All outstanding stock options and other equity-based compensation awards held by the Employee at the time of his Termination of Employment shall automatically vest in full. Restricted stock awards granted to Employee which are subject to meeting performance goals shall only vest upon determination that such goals were met as of the date of Termination of Employment.
c.	Withholding. The Employer shall withhold any and all state, federal or local taxes and deductions attributable to the payment of severance benefits and the accelerated vesting of the Employee’s equity-based compensation awards as may be required by applicable law.

d.	Compliance with Internal Revenue Code Section 409A. Payment shall be made in a single lump sum within seventy-five (75) days of the effective date of Employee’s Termination of Employment. This Agreement is not intended to provide benefits that would constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).

e.	General Release of Claims. The amounts payable pursuant to this Section 4 are subject to the condition that Employee has delivered to the Employer an executed copy of a no longer revocable general release of all claims in a form set forth in Exhibit B attached hereto within the sixty (60) day period immediately following the Employee’s Termination of Employment (the “Release Period”).

5.	No Mitigation Required.
          In no event shall Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Employee under the terms of this Agreement, and all such amounts shall not be reduced whether or not Employee obtains other employment.
6.	Waiver of Other Severance Benefits.
          The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable by the Company or its affiliates to the Employee upon termination of employment pursuant to a severance program of the Company or its affiliates.
7.	Arbitration.
          Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including without limitation any question regarding its existence, interpretation, validity or termination, the scope of authority given under this Section 7, or a breach of this Agreement, shall be referred to, and finally settled by, arbitration before a single arbitrator under and in accordance with the then-existing rules for arbitration of the American Arbitration Association (“AAA”), or any successor organization. The place of arbitration shall be in Houston, Texas and judgment upon any award rendered by the arbitrator may be entered by the State or Federal Court having jurisdiction thereof. If the Parties cannot agree upon an arbitrator to hear the matter within thirty (30) days after the submission of a dispute by either Party to arbitration, the arbitrator shall be appointed pursuant to the applicable rules of the AAA. The award shall be in writing and state the reasons upon which it is based. It may be made public only with the consent of the Parties. The award shall be final and binding on the Parties. The arbitrator(s) shall be empowered to award all or a portion of the costs of the arbitration to either Party, to the same extent that a judge or jury, as applicable, would have such power and consistent with Section 19 below. Nothing in this Agreement shall be construed to deny either Party the right to seek an injunction in any court of competent jurisdiction in order to enforce the provisions of Sections 8, 9 and 10 hereof. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE WAIVING ANY RIGHT THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT MAY RELATE TO THIS AGREEMENT.
8.	Confidential Information.

a.	The Company, its successor, or any affiliate of either, will disclose to Employee, and place Employee in a position to have access to or develop, Confidential Information (as defined below).

b.	Employee agrees not to disclose, either while in the employ of the Company or its successor or at any time thereafter, to any person not employed by the Company or its successor, or not engaged to render services to the Company or its successor, any information, trade secrets, designs, ideas, concepts, improvements, product developments, data, discoveries and inventions (whether patentable or not) that relate to the Company’s, its successor’s or any of either’s affiliates’ businesses, products or services (including without limitation all such information relating to corporate opportunities, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, strategies, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organizations of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) obtained by him while in the employ of the Company or its successor. Notwithstanding the foregoing, this Section 8.b shall not preclude the Employee from use or disclosure of information: (i) known generally to the public other than as a result of Employee’s violation of this Agreement or another person’s violation of a similar confidentiality obligation; or (ii) required to be disclosed by law or Court order.

c.	Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Section 8 by Employee, and the Company, its successor or affiliates of either shall be entitled to enforce the provisions of this Section 8 by terminating payments then owing to Employee under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall be in addition to all remedies available at law or in equity, including the recovery of damages from Employee or Employee’s agents. However, if it is determined that Employee has not committed a breach of this Section 8, then the Company or its successor shall resume the payments due under this Agreement and pay Employee all payments and benefits that had been suspended pending such determination.
9.	Covenant Not to Compete.
a.	During the Term of Employment and until the first anniversary of the Employee’s Termination of Employment (the “Non-Compete Period”), Employee shall not, directly or indirectly, within the state of Texas, the parishes of Louisiana listed on Exhibit A, and Canada and Mexico (the “Restricted Area”):
(i)	perform, assist with, advise with regard to or otherwise be involved in, any duties similar in nature to the duties performed by the Employee for the Company, its successor or the affiliates of either after the Effective Date for any Competitor of the Company, its successor or the affiliates of either, whether as an employee, officer, principal, member, advisor, agent, partner, director, stockholder, owner or consultant; provided, however, that Employee shall not be deemed to be an owner of an entity where Employee’s ownership interest is less than five percent (5%) of the outstanding stock or membership units of a that entity, or

(ii)	compete against any actual or potential acquisition of the Company, its successor or the affiliates of either or be involved in the development of any line of business, property, or project on which the Company, its successor or the affiliates of either is involved.
b.	It is the intention of the Company and Employee that insofar as this Agreement affects the Parishes of Louisiana listed in the attached Exhibit A, that it be enforceable under La R.S. 23:921; and the Parties agree that within the Parishes listed on the attached Exhibit A, the Agreement should be interpreted to fully comply with La. R.S. 23:921.

c.	“Competitor” means any entity engaged in the business of manufacture, remanufacture, sale and distribution of same or similar oilfield products and services to customers in the drilling and completion of new oil and gas wells, and the work-over of existing wells.

d.	Employee expressly acknowledges and agrees that the Company and its affiliates provide products and services through facilities located throughout the Restricted Area and that the geographic scope and durations of the covenants contained in this Section 9 are the result of arm’s length bargaining and fair and reasonable in light of: (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) Employee’s level of control over and contact with the Company’s business throughout the Restricted Area; and (iii) the amount of Confidential Information that Employee shall receive and to which he shall have access pursuant to Section 8.a hereof, and the Company’s or its successor’s legitimate business need to protect that Confidential Information. It is the desire and intent of the Parties that the provisions of this Section 9 be enforceable to the fullest extent permitted by law, whether now or hereafter in effect and therefore, to the extent permitted by law, the Parties expressly waive any provision of applicable law that would render any provision of this Section 9 unenforceable.
e.	The Company and Employee expressly agree that the foregoing restrictions are reasonable under the circumstances and that any breach of this Section 9 would cause irreparable injury to the Company. Nevertheless, if any of the aforesaid restrictions are found by an arbitrator or court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the arbitrator or court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
10.	Non-Solicitation.
          During the Term of Employment and during the Non-Compete Period, and as a condition to Employee receiving the Confidential Information set forth in Section 8.a and the other consideration set forth in this Agreement, Employee shall not directly or indirectly, individually or on behalf of any person other than the Company, its successor or the affiliates of either: (a) solicit for employment or employ any person who is employed by the Company, its successor or the affiliates of either or has been so employed within the previous sixty (60) days; if such person is solicited for (or employed in) a position or opportunity that would interfere with or compete against the Company’s business; (b) otherwise induce any person to discontinue his or her employment with the Company, its successor or the affiliates of either; (c) request any present or future customer or supplier of the Company, its successor or the affiliates of either to curtail or cancel its business with the Company, its successor or the affiliates of either; or (d) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of the Company, its successor or the affiliates of either, any names of past or present customers or any other non-public information concerning the Company, its successor or the affiliates of either.
11.	Severability.
          If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.
12.	Modification and Waiver of Breach.
          No waiver or modification of this Agreement shall be binding unless it is in writing signed by the Parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.
13.	Assignment.
          The rights and obligations of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole discretion, to any successor, subsidiary, venture or affiliate of the Company.
14.	Notices.
          Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
a.	On the date on which it is delivered personally with receipt acknowledged,

b.	Five (5) business days after it shall have been sent by registered or certified mail (return receipt requested and postage prepaid), or

c.	One (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or

d.	On the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.

Notices to the Company shall be addressed as follows or to the Company’s current address at the time notice is given:

T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Attention:	General Counsel
Phone:	713-996-4136
Fax:	713-996-4123

Notices to Employee shall be addressed as follows:
To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by the Company or its designee.
Either Party shall also be entitled from time to time to provide any other address for notices to be received under this Agreement.

15.	Counterparts.
          This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all Parties and their successors and permitted assigns, notwithstanding that not all Parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.
16.	Construction of Agreement.
          This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the laws of another jurisdiction.
17.	Merger; Complete Agreement.
          This Agreement and any other documents executed contemporaneously herewith, contain the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.
18.	Legal Fees.
          If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
19.	Submission to Jurisdiction.
          Each Party expressly acknowledges and agrees that any action for injunctive relief, any action to enforce an arbitration award, and any other judicial proceeding that may be brought hereunder, to the extent that such proceeding exists, must be brought in a State or Federal court in Harris County, Texas. By the execution and delivery of this Agreement, each Party irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.
20.	Headings.
          The headings to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading of any section.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first above written, and warrant that they have the full right, power and authority to enter into this Agreement on behalf of the respective Parties hereto.

AGREED:

COMPANY:

T-3 ENERGY SERVICES, INC.

By:	/s/ Steven W. Krablin

Name:	Steven W. Krablin

Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Keith A. Klopfenstein

Name:	Keith A. Klopfenstein

Exhibit A
PARISHES IN LOUISIANA WHERE THE COMPANY
CONDUCTS ITS BUSINESS
Acadia Parish
Allen Parish
Ascension Parish
Assumption Parish
Ayoyelles Parish
Bearegard Parish
Bienville Parish
Bossier Parish
Caddo Parish
Calcasieu Parish
Caldwell Parish
Cameron Parish
Catahoula Parish
Claiborne Parish
Concordia Parish
Desoto Parish
East Baton Rouge Parish
East Carroll Parish
East Feliciana Parish
Evangeline Parish
Franklin Parish
Grant Parish
Iberia Parish
Iberville Parish
Jackson Parish
Jefferson Parish
Jeff Davis Parish
Lafayette Parish
Lafourche Parish
Lasalle Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish
Ouachita Parish
Plaquemines Parish
Pointe Coupee Parish
Rapides Parish
Red River Parish
Richland Parish
Sabine Parish
St. Bernard Parish
St. Charles Parish
St. Helen Parish
St. James Parish
St. John the Baptist Parish
St. Landry Parish
St. Martin Parish

Exhibit A
PARISHES IN LOUISIANA WHERE THE COMPANY
CONDUCTS ITS BUSINESS
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Tensas Parish
Terrebonne Parish
Union Parish
Vermilion Parish
Vernon Parish
Washington Parish
Webster Parish
West Baton Rouge Parish
West Carroll Parish
West Feliciana Parish
Winn Parish

Exhibit B
RELEASE AGREEMENT
     This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Change of Control Agreement dated as of October ___, 2010 (the “Change of Control Agreement”), by and among Keith A. Klopfenstein (“Employee”) and T-3 Energy Services, Inc.(the “Company”).
     (a) For good and valuable consideration, including the Company’s contemporaneous provision of certain payments and benefits to Employee in accordance with Section 4 of the Change of Control Agreement, Employee hereby releases, discharges and forever acquits the Company, its Affiliates and the past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement, including, without limitation, any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Occupational Safety and Health Act, as amended; (xi) the Family and Medical Leave Act of 1993; (xii) any state anti-discrimination law; (xiii) any state wage and hour law; (xiv) any other local, state or federal law, regulation or ordinance; (xv) any public policy, contract, tort, or common law claim; (xvi) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvii) any and all rights, benefits or claims Employee may have under any employment contract, incentive or deferred compensation plan or equity-based plan with Company Party (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, or (b) any claim to vested benefits under an employee benefit plan. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. By signing this Agreement, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.
     THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
     (b) Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights

Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
     By executing and delivering this Agreement, Employee acknowledges that:
     (i) Employee has carefully read this Agreement;
     (ii) Employee has had at least 21 / 45 days (the “Consideration Period”) to consider this Agreement before the execution and delivery hereof to the Company;
     (iii) Employee has been and hereby is advised in writing that Employee may, at Employee’s option and expense, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so;
     (iv) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Change of Control Agreement and herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement.
     (v) Employee must return this Agreement to the Company prior to the end of the Consideration Period.
     Payment shall be made to Employee pursuant to Section 4 of the Agreement, as applicable, within seventy-five (75) days of the effective date of his termination of employment, but only if Employee has executed the Release Agreement as set forth in Exhibit B and such Release Agreement has become irrevocable. In addition, if on his termination of employment Employee is a “specified employee”, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, the Employer shall not make or begin to make any payments to Employee until the first (1st) day that is six (6) months after Employee’s termination, other than any payment that qualifies as a “short-term deferral” under Section 409A or qualifies as an exempt separation payment, as provided in Treasury Regulations Sec. 409A-1(b)(9) — the “two-year, two-time rule”. Any payments that are so delayed as provided above shall be paid to Employee in a single payment on the first day that is six months after his termination of employment (or death if earlier).
     Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and time frame, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.
Executed on this ____day of _________, 20_.

Signature